ARVINMERITOR, INC.

INCENTIVE COMPENSATION PLAN

(Amended and Restated as of November 5, 2009)

1.	PURPOSES.

The purposes of the Incentive Compensation Plan (the "Plan") are to provide a reward and an incentive to employees in managerial, staff or technical capacities who have contributed in the then-current fiscal year and, in the future, are likely to contribute to the success of the Corporation and to enhance the Corporation's ability to attract and retain outstanding employees to serve in such capacities.

2.	DEFINITIONS.

For the purpose of the Plan, the following terms shall have the meanings shown:

(a)	ArvinMeritor. ArvinMeritor, Inc., an Indiana corporation.
(b)	Board of Directors. The Board of Directors of ArvinMeritor.

(c)	Committee. The Compensation and Management Development Committee, designated by the Board of Directors, consisting of three or more members of the Board of Directors who are not eligible to participate in the Plan.

(d)	Corporation. ArvinMeritor and such of its subsidiaries and affiliates as may be designated by the Board of Directors.

(e)	Employees. Persons in the salaried employ of the Corporation (including those on authorized leave of absence) during some part of the fiscal year for which an award is made. Unless also an employee of the Corporation, no member of the Board of Directors shall be eligible to participate in the Plan.

(f)	Grant Committee. The Committee excluding those members of the Committee who are not, at the time any award is made under paragraph 4, both "outside directors" as defined for purposes of Section 162(m) and the regulations thereunder and "Non-Employee Directors" as defined in rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended, for purposes of Section 16 of that Act and the rules thereunder.

(g)	Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision, and any regulations or other guidance issued thereunder.

(h)	Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision, and any regulation or other guidance issued thereunder.

3.	AWARDS NOT INTENDED TO QUALIFY UNDER SECTION 162(M).

(a)	The Chief Executive Officer of ArvinMeritorshall submit to the Committee, within 35 days after the end of each fiscal year, recommendations concerning awards under this paragraph 3 for that fiscal year.

(b)	The Committee, in its discretion, shall annually following the close of the immediately preceding fiscal year, determine (i) the extent to which awards, if any, shall be madeunder this paragraph 3; (ii) the employees to whom any such awards shall be made; (iii) the amount of any such award; and (iv) subject to Section 409A, the form, terms and conditions ofsuch awards. Subject to paragraph 7(a) of this Plan, the Committee may determine, among other things, whether and to what extent awards shall be paid in installments.

(c)	The Corporation shall promptly notify each person to whom an award has been made and pay the award in accordance with the determinations of the Committee.

(d)	A cash award may be made with respect to an employee who has died. Any such award shall be paid to the legal representative or representatives of the estate of such employee.

4.	AWARDS INTENDED TO QUALIFY UNDER SECTION 162(M).

(a)	In addition to awards that may be made by the Committee under paragraph 3, the Grant Committee may make awards to employees from time to time on terms consistent with the provisions of the Plan as "performance compensation" awards in order that such awards constitute qualified performance-based compensation under Section 162(m). The Grant Committee shall exercise all other responsibilities, powers and authority not reserved to the Board of Directors relating to awards made under this paragraph 4. With respect to each such performance compensation award, the Grant Committee shall, on or before the 90th day of the applicable fiscal year, establish, in writing, applicable performance goals and the performance objectives to be used in determining whether and to what extent awards shall be deemed to be earned in respect of such fiscal year. The performance goals shall be based on one or more of the following objective performance criteria or components thereof selected by the Grant Committee to measure the performance of ArvinMeritor, a division or business component (which may but need not be a subsidiary) of ArvinMeritor or both for a fiscal year: (i) sales or cash return on sales; (ii) cash flow or free cash flow or net cash from operating activity; (iii) earnings (including gross margin, earnings before or after interest and taxes, earnings before taxes, and net earnings); (iv) basic or diluted earnings per share; (v) growth in earnings or earnings per share; (vi) stock price; (vii) return on equity or average shareholders’ equity; (viii) total shareholder return; (ix) return on capital; (x) return on assets or net assets; (xi) return on investments; (xii) revenue or gross profits; (xiii) income before or after interest, taxes, depreciation and amortization, or net income; (xiv) pretax income before allocation of corporate overhead and bonus; (xv) operating income or net operating income; (xvi) operating profit or net operating profit (whether before or after taxes); (xvii) operating margin; (xviii) return on operating revenue; (xix) working capital or net working capital; (xx) market share; (xxi) asset velocity index; (xxii) contract awards or backlog; (xxiii) overhead or other expense or cost reduction; (xxiv) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxv) credit rating; (xxvi) strategic plan development and implementation; (xxvii) improvement in workforce diversity; (xxviii) customer satisfaction; (xxix) employee satisfaction; (xxx) management succession plan development and implementation; and (xxxi) employee retention. Such performance goals and performance objectives also may be based solely on ArvinMeritor's performance or the performance of an affiliate, division or business component of ArvinMeritor, or based on the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Each such performance criterion shall be determined in accordance with generally accepted accounting principles, if applicable, as consistently applied by the Corporation and, if so determined by the Grant Committee at the time the award is made, and to the extent permitted under Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance goals and performance objectives may vary from fiscal year to fiscal year and from employee to employee and may be established on a stand-alone basis, in tandem or in the alternative. Once established for a fiscal year, such goals and objectives shall not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the award to fail to constitute qualified performance-based compensation under Section 162(m).

(b)	A participant shall be eligible to receive payment in respect of a performance compensation award only to the extent that the performance goals for that award are achieved. As soon as practicable after the close of each fiscal year, the Grant Committee shall review and determine whether, and to what extent, the performance goals for the fiscal year have been achieved and, if so, determine the amount of the performance compensation award that may be earned by the employee for such fiscal year. The Grant Committee shall then determine the actual amount of the performance compensation award that may be paid to the employee and, in so doing, may in its sole discretion decrease, but not increase, the amount of the award otherwise payable to the employee based upon such performance.

(c)	No performance compensation award having an aggregate maximum dollar value in excess of $5,000,000 shall be paid to any individual employee in any one fiscal year of ArvinMeritor.

5.	FINALITY OF DETERMINATIONS.

The Committee or Grant Committee, as applicable, shall have the power to administer and interpret the Plan. All determinations, interpretations and actions of the Committeeor Grant Committee, as applicable, and all actions of the Board of Directors under or in connection with the Plan shall be final, conclusive and binding upon all concerned.

6.	AMENDMENT OF THE PLAN.

The Board of Directors shall have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that no such action shall adversely affect rights under an award already made, without the consent of the person affected; and

7.	SECTION 409A

(a)	Notwithstanding any other provision of this Plan to the contrary, each award will be paid no later than March 15th of the calendar year following the year in which such award vests.

(b)	This Plan is intended to be exempt from Section 409A. Notwithstanding any other provision of this Plan to the contrary, the Corporation makes no representation that this Plan or any amount payable under this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Plan.

(c)	Employees who are eligible to participate in the Corporation’s Deferred Compensation Plan may elect to defer receipt of awards under the Plan in accordance with and subject to the terms and conditions of the Corporation’s Deferred Compensation Plan.

8.	MISCELLANEOUS.

(a)	A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of a quorum at a meeting, or by a writing or writings signed by a majority of the members of the Committee.

(b)	Notwithstanding any other provision of the Plan, if a Change of Control (as defined in Article 8, Section 8.10(a) of ArvinMeritor’s By-Laws) shall occur, then, unless prior to the occurrence thereof the Board of Directors shall determine otherwise by vote of at least two-thirds of its members, all unpaid installments of any awards made under the Plan prior to such Change of Control shall forthwith become due and payable.

(c)	The Corporation shall bear all expenses and costs in connection with the operation of the Plan.